Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-13270, 333-11220, 333-1946, 333-10794, 333-113552, 333-132221 and 333-149553) of Magic Software Enterprises Ltd. (the “Company”), of our report dated May 15, 2008 with respect to the consolidated financial statements of the Company as of December 31, 2007, which report appears in the Company’s Annual Report on Form 20-F for the year ended December 31, 2007.

/s/ Kost Forer Gabbay & Kasierer
KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global

Tel Aviv, Israel
May 15, 2008